Exhibit 10.1

Eterna Therapeutics Inc.
10355 Science Center Drive, Suite 150
San Diego, CA 92121

December 30, 2022

Matthew Angel

via email:  matt.angel@eternatx.com

Dear Matthew:

On behalf of Eterna Therapeutics, Inc. (formerly known as Brooklyn ImmunoTherapeutics, Inc.), a Delaware corporation (the “Company”), I am pleased to extend an offer of employment to you to serve as the Company’s President and Chief Executive Officer, with an employment start date anticipated to be on or about January 1, 2023 (the “Start Date”).  In such capacity, you will report directly to the Board of Directors of the Company (the “Board”).  You will be responsible for such duties as are normally associated with such position and as otherwise assigned from time to time.  While you are serving as Chief Executive Officer, you will serve, or be nominated to serve, as applicable, as a member of the Board.  Your principal place of employment will be in Cambridge, Massachusetts, with travel required from time-to-time as necessary for the performance of your job duties.

This offer and your employment relationship will be subject to the terms and conditions of this letter agreement.  Upon execution of this letter agreement, you and the Company each agree to negotiate in good faith and execute and deliver a formal, written employment agreement within 30 days following the date hereof, consistent with the terms of this letter and containing such other terms and conditions as are mutually acceptable to you and the Company (the “Employment Agreement”), including restrictive covenant provisions that appropriately take into account your affiliations with Factor Bioscience Inc. (“Factor”) and its affiliated entities. The Parties further contemplate that the Employment Agreement will include severance provisions and an assignment of certain inventions by you consistent with the Company’s agreements with Factor and its affiliated entities.

Compensation
Base Salary: From and after your Start Date, you will be paid an annualized base salary of $350,000.00. This position is an exempt position, which means you are paid for the job and not by the hour.  Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.  Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

Signing Bonus: Within ten calendar days following your Start Date, you will receive a cash signing bonus equal to $210,959.  You and the Company acknowledge that you have been serving as Interim President and Chief Executive Officer without pay since May 26, 2022.  This signing bonus represents salary you would have earned for the period during which you served as Interim Chief Executive Officer, had this letter agreement been in effect.

Performance Bonus: During and, in certain circumstances, after your employment with the Company, you will eligible to receive a performance bonus equal to 2% of the gross proceeds actually received by the Company pursuant to all licensing, option, collaboration, partnership, joint venture, settlement, other similar agreements entered into by the Company, or other actions, judgments, or orders that generate cash proceeds to the Company, that are originated, negotiated and/or entered into by the Company during your employment (commencing on May 26, 2022) with the Company (the “Performance Bonus”).  Such Performance Bonuses will be paid on or before the last day of the month following each quarter in which the proceeds are received in accordance with the Company’s payroll practices then in effect (and subject to all required tax deduction and other legally required withholding), and, unless your employment is terminated by the Company for Cause (which shall have the meaning as mutually agreed in the Employment Agreement) or you voluntarily resign from the Company (other than for Good Reason, which shall have the meaning as mutually agreed in the Employment Agreement), the Performance Bonus will remain a continuing obligation of the Company that will survive any other termination of your employment with the Company. For clarity, the Company’s obligation to pay, and your right to receive, the Performance Bonus will immediately terminate if you voluntarily resign other than for Good Reason or are terminated for Cause. Notwithstanding the foregoing, the obligation to continue paying the Performance Bonus following your termination is contingent upon you having remained employed by the Company (unless terminated by the Company without Cause or terminated by you for Good Reason) for two years following the effective date of the applicable agreement/arrangement underlying the applicable Performance Bonus.  For example, if a license agreement is entered into on February 1, 2023, then you shall be entitled to continue to receive a Performance Bonus following your termination with respect to such agreement only if you remain employed by the Company until February 1, 2025 or if your employment is terminated by the Company without Cause or terminated by you for Good Reason.

Equity Compensation: During the term of your employment with the Company, you will be awarded a new time-based stock option grant (the “Option Grant”) to acquire shares of the Company’s common stock (“Shares”) under the Company’s Restated 2020 Stock Incentive Plan, as amended and restated from time to time (the “Current Plan”).  The number of Shares underlying the Option Grant will be calculated on the Start Date so that your aggregate total outstanding option awards (i.e. including previously issued equity awards) will equal 5% of the issued and outstanding Shares of the Company as of the Start Date.  The per share exercise price of the Option Grant will equal the Fair Market Value (as defined in the Current Plan) of such Shares on the date of grant.

The Option Grant will be awarded within ten business days following the Start Date.  The Option Grant will vest such that fifty percent (50%) of the aggregate of the Option Grant and the option that was granted to you on August 1, 2022 will be fully vested on the Start Date and the remaining portion of the Option Grant, if any, will vest in substantially equal monthly installments over the 36 months following the Start Date.  The Option Grant will become fully vested on a liquidity event (as defined in your award agreement or pursuant to the terms of the Current Plan), including without limitation a merger, sale or other transaction in which the Company’s shareholders before the transaction hold less than 50% of the resulting Company equity after the transaction, or a sale of all or substantially all of the Company’s assets.

The Option Grant will have a ten-year term and will provide for the right to exercise by means of a “cashless exercise sale and remittance procedure” (as described in the Current Plan).

If your employment is terminated by the Company without Cause, by you for Good Reason, or due to your death or Disability (which shall have the meaning as mutually agreed in the Employment Agreement), the Option Grant will vest in the amount that would have vested had you remained employed for 12 months after such termination. In addition, notwithstanding anything to the contrary in any option agreement, if your employment is terminated by the Company without Cause, by you for Good Reason, or due to your death or Disability, any other options that you receive (including the option that was granted to you on August 1, 2022) will vest in the amount that would have vested had you remained employed for 12 months after such termination. Notwithstanding anything to the contrary in any option agreement, all options that you receive (including the option that was granted to you on August 1, 2022) will remain exercisable for 12 months after termination by the Company without Cause, by you for Good Reason, or due to your death or Disability (but not beyond the end of the applicable option term). Your continued employment with the Company through the applicable vesting date will be a condition precedent to the vesting of the Option Grant, except as provided in the preceding sentences.  The Option Grant will be granted under, and governed by, the Current Plan and a grant instrument with mutually agreed upon terms that are consistent with the foregoing terms.

Commencing in 2023, you will be eligible to receive annual equity awards under an applicable equity incentive plan of the Company as then in effect, as determined by the Compensation Committee of the Board in its discretion.

Benefits
Standard benefits: You will be eligible to participate in all employee benefit plans that the Company customarily makes available to its executive employees. You will be provided with flexible vacation and paid sick leave, consistent with the Company’s policies in effect from time to time and/or applicable law. The Company reserves the right to change or eliminate the employee benefit plans on a prospective basis, at any time, effective upon notice to you.

Reimbursable expenses: The Company will reimburse you for all reasonable lodging, transportation, travel, entertainment, and other business expenses that you incur while performing your duties hereunder, in accordance with the Company’s expense reimbursement policies and procedures.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with the Company’s policies.  Any reimbursement you are entitled to receive will (a) be paid no later than the last day of your tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

At-Will Employment
If you accept our offer, your employment with Company will be “at will.”  This means your employment is not for any specific period and can be terminated by you at any time for any reason.  Likewise, the Company may terminate the employment relationship at any time, with or without cause or advance notice.  Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Chair of the Board.

Third Party Rights
By accepting this offer, you represent that, other than with respect to Factor and its affiliated entities, you are not a party to any other agreement, covenant, or restriction which will or could interfere with your ability to fully and satisfactorily provide the services for which you are being offered employment and employed by the Company.  During your employment with the Company, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with the Company.  In addition, you agree that you will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous or other current employer or others, unless such disclosure is required or authorized under the Company’s agreements with such employer or others or is otherwise authorized by such employer or others.  You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision.  You also agree to keep confidential all confidential information owned or possessed by the company in accordance with any third-party agreements pertaining to confidentiality.

No Conflict of Interest
During your employment with the Company, you agree that you will not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company, other than with respect to Factor and its affiliated entities.  Such work will include, but is not limited to, competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as the Company (other than Factor and its affiliated entities), or any business enterprise which is in direct competition with the Company.  If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign employment with the Company.  For the avoidance of doubt, the Company will not ask you to reduce or discontinue your affiliations with Factor and its affiliated entities.

Outside Activities
Notwithstanding anything in this letter agreement or any Company policy to the contrary, the Company acknowledges that you currently serve, and during your employment with the Company will continue to serve, as an employee, officer, and director of Factor and its affiliated entities and as a member of the Scientific Advisory Board of Exacis Biotherapeutics Inc.  The Company approves of your affiliations with Factor and its affiliated entities, and agrees that you shall not be deemed to be in violation of any obligation to the Company by virtue or as a result of your affiliations with Factor and its affiliated entities.

Indemnification
You and the Company agree to comply with the terms of the Indemnification Agreement dated May 26, 2022, which is incorporated into this letter agreement by this reference.

Legal Fees
Within 30 days of the Start Date, but in no event later than March 15, 2023, the Company will reimburse your legal fees and expenses in connection with the review, preparation, negotiation and execution of this letter agreement, your Option Grant and related documents; provided such reimbursement will not exceed $30,000.

Tax Withholding; Internal Revenue Code
All payments and taxable benefits under this letter agreement will be made subject to applicable taxes and withholding.  All payments and option grants under this letter agreement shall be made consistently with Section 409A of the Internal Revenue Code.

Severability
The invalidity or unenforceability of any provision of this letter agreement will not affect the validity or enforceability of the other provisions of this letter agreement, which will remain in full force and effect.  Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, to be enforceable to the maximum extent compatible with applicable law.

Contingencies
You agree to execute the following documents on the date hereof:

•	This letter agreement, and
•	The Company’s Code of Conduct and Ethics policy attached hereto as Exhibit A.

The Company acknowledges and agrees that you shall not be deemed to be in violation of any provision of the Company’s Code of Conduct and Ethics policy by virtue or as a result of your affiliations with Factor and its affiliated entities.

You also agree to:
•	Comply with Company’s policies and procedures, consistent with the above, and
•	Comply with federal I-9 requirements

Both Parties agree to negotiate in good faith and execute and deliver the Employment Agreement within 30 days following the date hereof.

Complete Agreement
This letter agreement (including Exhibit A attached hereto) constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations, or representations, whether oral or written, express or implied, on this subject.  This letter agreement may not be modified or amended except by a specific, written agreement signed by you and the Company’s authorized signatory.

To indicate your acceptance, please sign and return the enclosed copy of this letter agreement to me by December 31, 2022.

If you have any questions, regarding this letter agreement or employment with the Company, please feel free to contact Donna Parkinson, HR Specialist via email at donna.parkinson@eternatx.com. The Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Eterna Therapeutics, Inc.

By:	/s/ Donna Parkinson
Name:	Donna Parkinson
Title: HR Specialist

ACCEPTED:
Employee Name: Matthew Angel

/s/ Matthew Angel
(Signature)

Dated:	12/30/2022

EXHIBIT A
Code of Conduct and Ethics
(See Attached)